UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2009

FIRSTCITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	033-19694	76-0243729
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6400 Imperial Drive, Waco, Texas		76712
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (254) 761-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Item 5.02 below is incorporated herein by reference in its entirety.

Section 5—Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2009, the Board of Directors of the Registrant approved the recommendation of the Compensation Committee for a 2009 bonus plan for certain executive officers and two other employees of the Registrant. The bonus plan provides that a bonus pool for the certain executive officers and the two other employees will be funded to the extent of fifty percent of the net earnings to common shareholders, excluding any income resulting from settlement proceeds from or collection of any judgment related to the Prudential litigation, of the Registrant for calendar year 2009 in excess of $0.80 per fully diluted share until the Registrant has achieved pre-bonus normal net operating income of $1.10 per fully diluted share, at which time the bonus pool will be fully funded.  The executive officers participating in the bonus plan are James T. Sartain, Jim W. Moore, Terry R. DeWitt, James C. Holmes and J. Bryan Baker. The Compensation Committee will, in its discretion, make recommendations as to the bonuses to be awarded from the bonus pool if the net earnings to common shareholders, excluding any income from settlement of or collection of a judgment in the Prudential litigation, of the Registrant for calendar year 2009 exceeds $0.80 per fully diluted share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTCITY FINANCIAL CORPORATION

Date: August 19, 2009	By:	/s/ J. Bryan Baker
J. Bryan Baker
Senior Vice President and Chief Financial Officer